SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number: 333-139778
                           GRANITE MASTER ISSUER PLC
            (Exact name of registrant as specified in its charter)
                                  Fifth Floor
                                100 Wood Street
                           London EC2V 7EX, England
                              +44 (0)20 7606 0643
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Commission File Number: 333-139778-02
                       GRANITE FINANCE TRUSTEES LIMITED
            (Exact name of registrant as specified in its charter)
                              22 Grenville Street
                  St. Helier, Jersey JE4 8PX, Channel Islands
                             +44 (0)1534 609 333
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Commission File Number: 333-139778-01
                       GRANITE FINANCE FUNDING 2 LIMITED
            (Exact name of registrant as specified in its charter)
                                  Fifth Floor
                                100 Wood Street
                           London EC2V 7EX, England
                              +44 (0)20 7606 0643
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Granite Master Issuer plc, Series 2005-1, class A1, class A3, class A4, class B1 and class M1 notes

                   Granite Master Issuer plc, Series 2005-2, class A1, class A4, class A6, class B1, class M1 and class C1 notes

                  Granite Master Issuer plc, Series 2005-3,
                                class A notes

                   Granite Master Issuer plc, Series 2005-4, class A1, class A3, class B1, class B2, class M1, class M2, class C1 and class C2 notes

--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                   Granite Master Issuer plc, Series 2006-2, class A1, class A4, class B1, class B2, class M1, class M2 and class C1 notes

                   Granite Master Issuer plc, Series 2006-3, class A1, class A3, class A4, class A7, class B1, class B2, class M1, class M2 and class C2 notes

                   Granite Master Issuer plc, Series 2006-4, class A1, class A4, class A6, class B1, class M1, class M2, class C1 and class
                                   C2 notes

                   Granite Master Issuer plc, Series 2007-1, class 1A1, class 2A1, class 3A1, class 4A1, class 1B1, class 2B1, class 1M1, class 2M1, class 1C1 and class 2C1 notes

--------------------------------------------------------------------------------
        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


            Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   |_|        Rule 12h-3(b)(1)(i)     |_|
            Rule 12g-4(a)(1)(ii)  |_|        Rule 12h-3(b)(1)(ii)    |_|
            Rule 12g-4(a)(2)(i)   |_|        Rule 12h-3(b)(2)(i)     |X|
            Rule 12g-4(a)(2)(ii)  |_|        Rule 12h-3(b)(2)(ii)    |_|
                                             Rule 15d-6              |_|

 Approximate number of holders of record as of the certification or notice date:
   Under 300 in respect of each class of securities covered by this Form 15

                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.


                                        GRANITE MASTER ISSUER PLC


                                        By:      L.D.C. Securitisation Director
                                                 No. 1 Limited
                                        By:      /s/ Sharon Tyson
                                                 ------------------------------
                                        Name:    Sharon Tyson
                                        Title:   Director

Date:    February 6, 2007


                                        GRANITE FINANCE FUNDING 2 LIMITED


                                        By:      L.D.C. Securitisation Director
                                                 No. 1 Limited
                                        By:      /s/ Sharon Tyson
                                                 ------------------------------
                                        Name:    Sharon Tyson
                                        Title:   Director

Date:    February 6, 2007

                                        GRANITE FINANCE TRUSTEES LIMITED


                                        By:      /s/ Daniel Le Blancq
                                                 ------------------------------
                                        Name:    Daniel Le Blancq
                                        Title:   Director

Date:    February 6, 2007